Exhibit 99.8

Executive Severance Guidelines

(as amended and restated effective July 1, 2012)

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These amended and restated executive severance guidelines (“Guidelines”) have been approved by the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of CareFusion Corporation (the “Company”), effective as of July 1, 2012.

•	These Guidelines apply to each Company executive holding a position set forth in the table below (each, an “Executive”):

Position	Multiple of Base Salary	Multiple of 2 Year Average Actual MIP Award[1],2	COBRA	Outplacement Assistance
Chief Financial Officer, President, Executive Vice President, Controller	1X	1X	12 months	12 months

1	If there are fewer than two full years of actual payouts under the Company’s Management Incentive Plan (the “MIP”), the target MIP award will be used in place of any partial year for calculating the two-year average.
2	This amount assumes that an Executive does not receive any payout pursuant to the terms of the MIP with respect to the year in which termination of employment occurs. If an Executive does receive such a MIP payout, this amount shall be reduced by the amount of such MIP payout.

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These Guidelines shall only apply with respect to a termination of employment of an Executive holding a position set forth in the table above, and only to the extent employment is terminated by the Company without “cause” or by the Executive for “good reason,” as such terms may be defined or interpreted by the Committee from time to time in its sole discretion. For the avoidance of doubt, in no event shall these Guidelines apply with respect to the retirement of an Executive.

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The severance benefits set forth in these Guidelines are not binding on the Committee or the Company, but rather are intended to serve as an indicative level of severance benefits in the termination scenarios set forth in the preceding bullet. All severance benefits for an Executive are subject to review and approval by the Committee, and such benefits may be higher or lower than these Guidelines, in the sole discretion of the Committee.

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No amount will be paid under these Guidelines if an Executive has an individual severance arrangement, and Executives that receive severance benefits under these Guidelines shall not be entitled to severance benefits under the Company’s Severance Plan.

•	All severance payments under these Guidelines are conditioned upon the recipient executing a full waiver and release, including customary restrictive covenants, in form satisfactory to the Company.

•	The Committee reserves the right to modify or terminate these Guidelines at any time in its sole discretion.

•	The Committee shall have sole discretion to interpret and make all decisions regarding the implementation, interpretation and operation of these Guidelines.

•	Any claim for benefits will be subject to the Company’s regular welfare benefit claims procedures, as administered by the Committee.